NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Micron Solutions, Inc. Reports
2017  Second Quarter Results

FITCHBURG, MA, August 11, 2017 – Micron Solutions, Inc. (NYSE American: MICR) (the “Company”), which is, through its wholly-owned subsidiary, Micron Products, Inc., a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding, announced results for its second quarter ended June 30, 2017.

The Company reported an increase in net sales of 5.1 percent in the second quarter of 2017 as compared to the same period in the prior year.  The increase in net sales in the second quarter was from net sales of sensors and tooling, net of deferred revenue.  The increase was partly offset by decreased net sales of thermoplastic injection molded products, as well as net sales of orthopedic implant components and instruments.

Second Quarter 2017 Review

$ In thousands	Q2 2017	Q2 2016	$ Change	% Change
Net sales	$5,391	$5,129	$262	5.1%
Gross profit	$382	$945	$(563)	(59.6%)
Gross margin	7.1%	18.4%
Net income (loss)	$(511)	$62	$(573)
Diluted earnings (loss) per share	$(0.18)	$0.02	$(0.20)

“During the period, the Company incurred extraordinary costs related to the start-up of a number of new customers.  These costs included increased scrap, tooling, labor, rework, expediting charges from suppliers, shift premiums and overtime, in order to meet customer delivery requirements.  The Company also made the strategic selling decision to take on a large order at aggressive initial pricing in order to land follow-on orders with lower material costs.  The Company was successful in booking the follow-on orders with the lower material costs and has mitigated the additional costs from the start-up of these new products”, commented Salvatore Emma Jr., the Company’s President and CEO.

Gross profit decreased in the second quarter of 2017 as compared with the same period in the prior year.  The decrease in gross profit was primarily from orthopedic implant components and instruments as well as thermoplastic injection molding, partially offset by higher gross profit from sensors.

EBITDA(1) (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, and share-based compensation expense) for the second quarter of 2017 was ($10) thousand compared with $501 thousand for the same period in 2016.  (1)See attached table for additional important disclosures regarding the Company’s use of EBITDA, as well as a reconciliation of net income (loss) from continuing operations to EBITDA.

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Micron Solutions, Inc. Reports 2017 Second Quarter Results

August 11, 2017

First Six Months 2017 Review

$ In thousands	YTD 2017	YTD 2016	$ Change	% Change
Net sales	$10,656	$10,112	$544	5.4%
Gross profit	$1,035	$1,630	$(595)	(36.5%)
Gross margin	9.7%	16.1%
Net loss	$(810)	$(322)	$(488)
Diluted loss per share	$(0.29)	$(0.11)	$(0.18)

The increase in net sales for the six months ended 2017, compared with the same prior year period was from net sales of sensors, thermoplastic injection molding and tooling, net of deferred revenue.  The increase was partly offset by decreased net sales of orthopedic implant components and instruments.

The lower gross profit was primarily from orthopedic implant components and instruments. Additionally, gross profit from sensors and thermoplastic injection molding decreased as well.

EBITDA(1) (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, and share-based compensation expense) for the first half of 2017 was $142 thousand compared with $576 thousand for the same period in 2016.  (1)See attached table for additional important disclosures regarding the Company’s use of EBITDA, as well as a reconciliation of net income (loss) from continuing operations to EBITDA.

In June 2017, the Company’s revolver was extended for 90 days to September 30, 2017.  The Company is in discussions with the bank to extend the revolver beyond September 30, 2017.

Recent  Accomplishments:

•

Successfully negotiated and subsequently announced an exclusive, multi-year manufacturing agreement with Security Devices International, Inc., a  company providing  less-than-lethal products; one of the fastest-growing segments in the military, law enforcement, and corrections markets

•

The Company successfully designed and manufactured a new, low cost non-lethal projectile design for use by military and law enforcement and is currently collaborating on multiple new and innovative products

•	Vertically integrated and validated heat treating capabilities which save time and lower costs to its orthopedic instrument customers
•	The Company’s won and shipped its first large production order of machined orthopedic hip stems used in hip replacement surgery which will extend into the second half of 2017 and into 2018
•	Successfully assisted one of the top-5 orthopedic OEMs by meeting a very demanding qualification and deadline for the customer’s market launch of a new robotic assisted surgical apparatus
•

The Company engaged Bonifacio Consulting Services, LLC, a  manufacturing consultancy firm who is an expert in the plastic injection molding of medical components and devices to consult on business development and operational efficiency

•	Successfully launched a margin improvement and labor efficiency program intended to add more than $1.5 million in EBITDA over the next twelve months

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Micron Solutions, Inc. Reports 2017 Second Quarter Results

August 11, 2017

Outlook:

“Starting in the second half of 2017, the results of cost-cutting measures and productivity improvements are expected to improve gross margin and reduce operating expenses.  These measures include the more efficient use of labor through modified production schedules, and new process improvements.  In addition, the Company has improved its raw material yield, and vertically integrated previously outsourced services such as heat treating and by adding more machining capacity.  Overhead expenses have also been reduced in part by reductions in total labor spend including executive officers which will help to accelerate the Company’s return to profitability”, concluded Mr. Emma.

About Micron Solutions, Inc.

Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements;  the level of and ability to generate sales of higher margin products and services; our ability to renew our credit facility and manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:

Derek T. Welch
Chief Financial Officer
978.345.5000

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Micron Solutions, Inc. Reports 2017 Second Quarter Results

August 11, 2017

MICRON SOLUTIONS, INC.

EBITDA RECONCILIATION (1)

($ in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (loss)	$(511)	$62	$(810)	$(322)
Other (income) expense	(10)	—	(34)	(1)
Interest expense	87	63	151	123
Depreciation and amortization	407	361	803	745
Share-based compensation	17	15	32	31
EBITDA	$(10)	$501	$142	$576
EBITDA margin %	-0.2%	9.8%	1.3%	5.7%

(1) Non-GAAP Financial Measures

In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about EBITDA (income from continuing operations adjusted for income taxes, other income and expense, interest, depreciation and amortization, and share-based compensation expense), which is a non-GAAP measure.  Share-based compensation includes directors fees paid by means of stock grants versus cash.  The Company believes EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

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